EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Matt Messinger - Tel. (773) 864-6850

BALLY TOTAL FITNESS ANNOUNCES RESIGNATION FROM BOARD OF DIRECTORS

Chicago, IL, May 20, 2005 – Bally Total Fitness Holding Corporation (NYSE: BFT), North America’s leader in health and fitness products and services, announced today that David Wilhelm, recently appointed to the Board of Directors, has resigned.

Mr. Wilhelm is a partner in venture capital companies that bring investment capital to underserved markets in the Midwest and Appalachia. After Mr. Wilhelm’s appointment to the Bally board, it came to our attention that one of the investments his companies made is in a business founded by another board member. While this fact does not constitute a legal, ethical or corporate governance conflict, Mr. Wilhelm has resigned from the board in order to avoid even the slightest appearance of a conflict of interest.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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